EXHIBIT 3.1

                                 Law Offices of

                               CHAPMAN AND CUTLER

              111 West Monroe Street, Chicago, Illinois  60603-4080
                            Telephone (312) 845-3000
                            Facsimile  (312) 701-2361
                                   chapman.com




                                 March 14, 2003


Matrix Capital Group, Inc.
666 Fifth Avenue, 14th Floor
New York, New York  10103


     Re:          Matrix Unit Trust, Series 6

Ladies and Gentlemen:

     We have served as counsel for Matrix Capital Group, Inc. as sponsor and depositor of Matrix Unit Trust, Series 6 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated March 14, 2003 (the "Indenture") among Matrix Capital Group, Inc., as depositor, supervisor and evaluator (the "Depositor") and JPMorgan Bank, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the Securities listed in the schedule to the Indenture with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units of fractional undivided interest in and ownership of the Fund (the "Units"), created under said Indenture.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

          2. The certificates evidencing the Units in the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of such Fund and the Depositor in accordance with the terms thereof.



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     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-103785) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                Very truly yours,



                                CHAPMAN AND CUTLER

MJK/erg















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